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Bunge Announces Changes to Board of Directors

St. Louis, MO – March 29, 2023 – Bunge Limited (NYSE: BG) announced that Kathleen Hyle, non-executive chairperson of the Board of Directors (“the Board”), and Erik Fyrwald, director, have informed the Company that they do not intend to seek re-election to their Board positions when their current terms expire on May 11, 2023, the date of the 2023 Annual General Meeting of Shareholders (“AGM”). The Board intends to appoint Mark Zenuk, director, as non-executive chairperson, subject to his re-election to the Board at the AGM. In addition, Bunge announced the Board intends to nominate Monica McGurk and David Fransen to the Company’s slate of director nominees during its 2023 AGM.

Hyle commented, “I have been honored to have served on the Board for the past decade and am proud of the work we have done to position the Company for future success. We have approved a number of key transactions, improved stakeholder engagement and increased the diversity of the Board. With Mark’s experience in agribusiness, energy and private equity, I am confident the Company will be in good hands for the next phase of growth. I would also like to thank Erik for his valuable service and significant contributions to the Board.”

Zenuk has served on the Board since 2018 and serves as chairperson of the Enterprise Risk Management Committee and is a member of the Audit Committee. He has served as Managing Partner at Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the firm’s agribusiness investment platform. He began his career working with some of the leading agribusiness firms, rising to serve in executive leadership roles both domestically and internationally.

McGurk currently serves as the Chief Executive Officer of Tropicana and Mainstream Brands at Tropicana Brands Group, a position she has held since September 2022. Previously, she served as the Chief Global Growth Officer at Kellogg Company from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various leadership positions in strategy and digital media. She is currently a non-executive director of the privately held company, Pivot Bio. If elected by shareholders, McGurk would serve on the Enterprise Risk Management Committee and Corporate Governance and Nominations Committee.

Fransen was Chairman and non-executive director of Vitol S.A., Geneva, from 2017 until his retirement in 2020. Prior to that, he worked at Vitol Group from 1986 to 2017 serving as a director of various Vitol Group companies and holding roles of increasing responsibility, including leading the global gasoline trading group; heading the Bermuda office; Group Head of Information Technology; Chief Operations Officer; and member of the Executive Committee. Early in his career, he worked at British Petroleum PLC in marketing and planning and as a trader. Fransen was a founding member of the Swiss Trading and Shipping Association, serving as President for six years. He is also a former non-executive director of Greenfields Petroleum Corporation. If elected by shareholders, Fransen would serve on the Enterprise Risk Management Committee and Human Resources and Compensation Committee.

Zenuk commented, “I appreciate the Board’s confidence in nominating me as Chair and am committed to building on what the Board has achieved under Kathi’s outstanding leadership. We are also pleased to nominate Monica and David as directors and look forward to adding their expertise and perspectives to Bunge’s Board. Monica’s deep experience with consumer packaged goods and food processing companies and David’s knowledge of the energy and commodities industries, will be invaluable as we continue innovating to better connect farmers to consumers to deliver essential food, feed and fuel to the world.”

About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.
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